Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Stock Incentive Plan of Forterra, Inc. of our report dated July 8, 2016, with respect to the combined financial statements of Forterra Building Products, and our report dated July 8, 2016 (except Note 3, as to which the date is October 6, 2016), with respect to the balance sheet of Forterra, Inc., included in the Registration Statement on Form S-1, as amended (Registration No. 333-212449) and related Prospectus of Forterra, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

January 10, 2017